                                                                  EXHIBIT 4.5(c)

                        STERLING CHEMICALS HOLDINGS, INC.

                             STOCKHOLDERS AGREEMENT

                              Consent To Terminate

              THIS CONSENT TO TERMINATE is executed by the undersigned pursuant to Section 12 of that certain Sterling Chemicals Holdings, Inc. Stockholders Agreement dated August 21, 1996 (as amended, the "Stockholders Agreement") among Sterling Chemicals Holdings, Inc. (the "Company"), the undersigned and certain other stockholders of the Company. Capitalized terms used but not defined herein shall have the meanings given such terms in the Stockholders Agreement.

              The undersigned hereby consents to and approves the termination of the Stockholders Agreement, effective as of the date on which holders of at least the Required Voting Percentage approve such termination.

              IN WITNESS WHEREOF, the undersigned has executed this Consent to Terminate effective as of September 15, 2001.



                                         --------------------------------------
                                         Printed Name:
                                                       ------------------------
                                         Title:
                                                -------------------------------